Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to use in this Registration Statement on Form S-1 of our report dated May 7, 2007 (May 27, 2009 as to the restatement discussed in Note 3, of discontinued operations discussed in Note 20, and December 4, 2009 as to the effects of the retrospective adjustment of the Consolidation Topic: Noncontrolling Interests in Consolidated Financial Statements discussed in Note 2) relating to the consolidated financial statements and financial statement schedule of Grubb & Ellis Company (formerly NNN Realty Advisors, Inc.) and subsidiaries, appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP
Los Angeles, California
December 4, 2009